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                                   [EXHIBIT 5]


                               September 13, 1996


Drexler Technology Corporation
1077 Independence Avenue
Mountain View, California  94043-7277

         Re:      Proposed Registration of Shares of Common Stock

Ladies and Gentlemen:


          We refer to the Registration Statement on Form S-3 to which this letter will be attached as an exhibit, to be filed by Drexler Technology Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, relating to 150,000 shares of the Company's Common Stock, $0.01 per share par value (the "Shares") to be offered for sale by certain stockholders of the Company.


          As counsel to the Company, we have examined such corporate records and other documents and have made such legal examinations and factual inquiries as we have considered necessary for the purpose of rendering this opinion. On the basis of such examinations and inquiries, we are of the opinion that the Shares are validly authorized, legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of Section 7 of the Securities Act of 1933.

                                      ROSENBLUM, PARISH & ISAACS, PC

                                      By   /s/JERALD E. ROSENBLUM
                                        ----------------------------
                                           Member of the Firm